Exhibit 10.22

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.  Asterisks denote omissions.

MARCH 28, 2007

INO THERAPEUTICS LLC

AGA AB

IKARIA HOLDINGS, INC.

COMMERCIAL AGREEMENT

FRESHFIELDS BRUCKHAUS DERINGER

13.	Pharmacovigilence and Assistance		18
	13.1	Regulatory Assistance	18
	13.2	Clinical trials	18
	13.3	Access to INO-T Database	19
	13.4	Back-up facilities	19

14.	Joint Committee		19
	14.1	Constitution	19
	14.2	Functions	20
	14.3	Meetings	20
	14.4	Decisions	20

15.	Product Recall		20
	15.1	Mandatory Recall	20
	15.2	Voluntary recall	21

16.	Adverse Event Reporting		21

17.	Confidentiality and Announcements		21
	17.1	Confidentiality	21
	17.2	Announcements	22

18.	Termination		22
	18.1	Termination by AGA	22
	18.2	Termination by INO-T	23
	18.3	Material Breach	23
	18.4	Return of Materials	23
	18.5	Effect of Termination	23
	18.6	Dispute Resolution Procedure	24

19.	Indemnification; Limitation of Liability; Insurance		25
	19.1	Indemnification	25
	19.2	Limitation of Liability	26
	19.3	Insurance	26

20.	Taxes		26

21.	Warranties, Representations and Covenants		27
	21.1	Capacity and Compliance	27
	21.2	Changes in Manufacturing Process	27

22.	Right of First Offer to Purchase Linde’s European NO and Covox Businesses		28

23.	Miscellaneous		29
	23.1	INO Business Sale and Purchase Agreement	29
	23.2	Independent Relationship	30
	23.3	Amendments and Waivers	30
	23.4	Assignment	30
	23.5	Third-Party Beneficiaries	30
	23.6	Notices	31
	23.7	Counterpart Execution and Facsimile Delivery	32
	23.8	Severability	32
	23.9	Export Control	32
	23.10	Force Majeure	33
	23.11	Specific Performance	33

23.12	Governing Law	33
23.13	Waiver of Jury Trial	33

SCHEDULE 1 PRODUCTS		35

SCHEDULE 2 JOINT COMMITTEE FUNCTIONS		36
1.	This Agreement	36

SCHEDULE 3 CHANGE CONTROL PROCEDURE		37
1.	Principles	37
2.	Procedure	37
3.	Costs	38

EXECUTION COPY

COMMERCIAL AGREEMENT

This COMMERCIAL AGREEMENT (this Agreement), dated as of March 28, 2007, by and among INO THERAPEUTICS LLC, a Delaware limited liability company, having its principal place of business at 6 Route 173, Clinton, New Jersey, 08809, U.S.A. (INO-T), IKARIA HOLDINGS, INC., a Delaware corporation (Holdco), and AGA AB, a Swedish aktiebloag, having its principal place of business at SE-181 81 Lidingö, Sweden (AGA).

W I T N E S S E T H

WHEREAS, AGA is a subsidiary of Linde AG.

WHEREAS, members of the Linde Group have entered into supply and/or distribution agreements with INO-T relating to the End Products in the Existing ROW Territories.

WHEREAS, pursuant to the SPA, Holdco has agreed that its wholly owned subsidiary will purchase all of the issued and outstanding limited liability company membership interests of INO-T.

WHEREAS, the following agreements were entered into in connection with the SPA:

(A)          the Global IP Assignment, the MGH Partial Assignment Agreement (or the MGH Assignment Agreement) and the AGA Contracts Assignment Agreements, under which AGA has agreed to assign to INO-T certain trademarks, patents and patent applications, and its rights and obligations under certain licenses and other agreements relating to the manufacture and distribution of NO, and the development of Covox, so that INO-T is able to continue its existing business in the INO-T Territories and ROW;

(B)           the Patent and Know-How License, the Trademark Co-existence Agreement and, if the MGH Assignment Agreement was entered into, the MGH Sub-License Agreement so that AGA is able to continue its existing NO business in the Linde Territories; and

(C)           the Existing ROW Amendment Agreement so that, among other things, the supply and/or distribution agreements between members of the Linde Group and INO-T relating to the End Products in the Existing ROW Territories as at the date of this Agreement are extended so that they have a remaining term of at least 5 Years from the Effective Date.

WHEREAS, this Agreement is the Commercial Agreement referred to in the SPA.  Under this Agreement, INO-T agrees to supply the Supply Products to the Recipients on the terms of this Agreement.  INO-T also wishes to grant AGA rights of first refusal to market and sell the End Products in the New ROW Territories.  In addition, INO-T wishes to grant AGA the right to apply for Health Registrations for New Indications and Covox in the Linde Territories.  Further, INO-T wishes to grant AGA rights of first refusal to market and sell Covox in ROW.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set out in this Agreement, the Participants hereby agree as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions

As used in this Agreement, the following terms have the following meanings:

Adverse Event means any:

(a)                                  experience which is adverse, including what are commonly described as adverse or undesirable experiences, adverse events, adverse reactions, side effects, or death due to any cause associated with, or observed in conjunction with the use of a drug, biological product, or device in humans, whether or not considered related to the use of that product:

(i)                                     occurring in the course of the use of a drug, biological product or device;

(ii)                                  associated with, or observed in conjunction with product overdose, whether accidental or intentional;

(iii)                               associated with, or observed in conjunction with product abuse; and/or

(iv)                              associated with, or observed in conjunction with product withdrawal; and/or

(b)                                 significant failure of expected pharmacological or biologic therapeutical action (except in clinical trials).

Adverse Manufacturing Changes is defined in Section 21.2(a).

Affiliate means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such first Person (and for this purpose, the term control means the power to direct the management and policies of such Person (directly or indirectly), whether through ownership of voting securities, by Contract or otherwise (and the terms controlling and controlled have meanings correlative to the foregoing)).

AGA is defined in the Preamble.

AGA Contracts Assignment Agreements means Contract assignment agreements, dated as of the date hereof, by and between AGA and INO-T.

Ancillary Agreements has the meaning given in the SPA.

Applicable Business is defined in Section 22(a).

Applicable Law means any applicable U.S. or foreign federal, state or local statute, law, ordinance, regulation, rule, code, order (whether executive, legislative, judicial or otherwise), judgment, injunction, notice, decree or other requirement or rule of law or legal process (including common law), or any other order of, or agreement issued, promulgated or entered into by, any Governmental Entity.

Arbitration is defined in Section 18.6(f)(i).

Assumed Obligations is defined in Section 23.1(a)(i).

Australian Agreement has the meaning given in the Existing ROW Amendment Agreement.

Business Day means any day on which banks are not required or authorized by Applicable Law to close in the State of New York or Sweden.

cGMPs means the current Good Manufacturing Practices as promulgated by the FDA and other Governmental Entities.

Change is defined in Schedule 3.

Change Control Note is defined in Schedule 3.

Chief Executives means, in respect of INO-T, the chief executive of INO-T, and, in respect of AGA, the head of Linde Gas Therapeutics, from time to time.

Confidential Information is defined in Section 17.1(b).

Contract means any written contract, agreement, instrument, lease, license, indenture or promissory note.

Cost means the amount of manufacturing costs (including direct and indirect overhead and warehousing costs attributable to the manufacturing process) incurred by INO-T in relation to the relevant Product.

Covox means any product based on the medical use of carbon monoxide that is developed by, or on behalf of, the INO-T Group (including delivery devices, measurement and calibration devices and accessories, service and repair parts relating to such devices) in relation to the rights licensed under the:

(a)                                  exclusive license agreement dated 1 September 2003 between The Beth Israel Deaconess Medical Center, Inc., Yale University, Johns Hopkins University and University of Pittsburgh-of the Commonwealth System of Higher Education and AGA, which was assigned by AGA to INO-T under the relevant AGA Contracts Assignment Agreement; and/or

(b)                                 license agreement between The Trustees of Columbia University in the City of New York and AGA dated December 18, 2002, which was assigned by AGA to INO-T under the relevant AGA Contracts Assignment Agreement.

Covox Business is defined in Section 22(a)(ii).

Dispute means any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination.

DLNO Gas Product means a gas mixture containing NO to be used as a diagnostic agent in lung function testing.

Effective Date means the Closing Date as defined in the SPA.

End Date is defined in Section 22(c).

End Products means the Products other than Bulk NO Gas.

Exclusivity Period is defined in Section 5(b)(ii).

Existing ROW Agreements has the meaning given in the Existing ROW Amendment Agreement.

Existing ROW Amendment Agreement means an amendment agreement, dated as of the date hereof, by and between INO-T and AGA S.A., an Argentinean corporation, BOC Limited, an Australian corporation, AGA S.A., a Chilean corporation, AGA FANO, Fabrica Nacional De Oxígeno S.A., a Colombian corporation and AGA S.A., a Uruguayan corporation.

Existing ROW Territories means any country in respect of which a supply and/or distribution agreement for all or any of the End Products is in force, from time to time, between a member of the INO-T Group and a member of the Linde Group.  As of the Effective Date, the Existing ROW Territories are Argentina, Australia, Chile, Colombia and Uruguay.

ICC is defined in Section 18.6(f)(i).

FDA means the United States Food and Drug Administration and any successor entity.

FDA Approval means approval by the FDA for the manufacture, distribution, use or sale of a pharmaceutical product in the United States of America.

First Measuring Year is defined in Section 4.3(a).

Force Majeure is defined in Section 23.10.

Forecast is defined in Section 10.2(a).

Global IP Assignment means an assignment agreement, dated as of the date hereof, by and between AGA and INO-T.

Governmental Entity means any U.S. or foreign supra-national, federal, state, county, local, municipal or other governmental, regulatory or administrative authority, agency, commission or other instrumentality, any court, tribunal or arbitral body with competent jurisdiction, including the European Commission.

Gross Margin means net sales revenue less manufacturing costs (including direct and indirect overhead and warehousing costs attributable to the manufacturing process) and transport costs (neither of which shall include internal administrative costs and selling costs) and royalties.

Gross Sales means the revenues received by the Linde Group in a Quarter Year from the provision to third parties of the End Products and related services in the Linde Territories.

Group means, in relation to INO-T, the INO-T Group and, in relation to AGA, the Linde Group.

Health Registrations means the technical, medical and scientific licenses, registrations, authorizations and/or approvals of a pharmaceutical producer (including the prerequisite manufacturing approvals or authorizations, and marketing authorization based upon those approvals and labeling approvals related to them) that are required by any national, supra-national, regional, state, provincial or local Regulatory Authority for the manufacture, distribution, use or sale of a pharmaceutical product, as amended or supplemented from time to time, including (in the United States of America) FDA Approval.

Holdco is defined in the Preamble.

Ikaria means Ikaria, Inc., a Delaware corporation.

Initial Term is defined in Section 2.

INO Business Sale and Purchase Agreement means the sale and purchase agreement (INO Business) by and among INO Holdings LLC, Linde Gas LLC (formerly AGA Gas, Inc.) and Inoco Inc. and, for limited purposes, AGA, Becton Dickinson and Company and Instrumentarium Corporation, dated as of July 20, 1998.

INO-T is defined in the Preamble.

INO-T Election Date is defined in Section 22(a).

INO-T Election Notice is defined in Section 22(a).

INO-T Group means INO-T and/or all or any of its Affiliates, other than AGA and its Affiliates, from time to time (it being agreed that an Affiliate of AGA that is also an Affiliate of INO-T shall not be considered part of the INO-T Group hereunder if such Person is an Affiliate of INO-T solely as a result of (a) the ownership of equity securities, or having the right to nominate and elect members of the board of directors, of Ikaria Holdings, Inc.; (b) having rights under any Ancillary Agreement; or (c) any combination thereof).

INO-T Pharmacovigilance Database means the database maintained by, or on behalf of, the INO-T Group relating to pharmacovigilance, as amended and updated from time to time.

INO-T Territories means the United States of America, Canada and Mexico.

JC Members is defined in Section 14.1(a).

Joint Committee is defined in Section 14.1(a).

Linde AG means Linde AG, a German Aktiengesellschaft.

Linde Group means AGA and/or all or any of its Affiliates, other than INO-T and its Affiliates (it being agreed that an Affiliate of AGA that is also an Affiliate of INO-T shall be considered part of the Linde Group hereunder if such Person is an Affiliate of INO-T solely as a result of (a) the ownership of equity securities, or having the right to nominate and elect members of the board of directors, of Ikaria Holdings, Inc.; (b) having rights under any Ancillary Agreement; or (c) any combination thereof).

Linde Territories means Albania, Andorra, Armenia, Austria, Azerbaijan, Azores, Belarus, Belgium, Bosnia-Herzegovina, Bulgaria, Canary Islands, Channel Islands, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Faeroe Islands, Finland, France, Georgia, Germany, Gibraltar, Greece, Greenland, Hungary, Iceland, Ireland, Isle of Man, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Madeira, Malta, Moldova, Monaco, Netherlands, Norway, Poland, Portugal, Republic of Montenegro, Romania, Russian Federation, Serbia, Slovak Republic, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine and United Kingdom.

Loss means direct loss, liability, claim, damage or expense, including reasonable and documented legal fees and expenses incurred in connection therewith.

Marketing Authorization means a Health Registration for:

(a)                                  the whole of the European Union (as it may be constituted from time to time);

(b)                                 France;

(c)                                  Germany;

(d)                                 Sweden; or

(e)                                  the United Kingdom.

MGH Assignment Agreement means the assignment agreement to be entered into in the circumstances set out in the SPA by and between AGA and INO-T.

MGH Partial Assignment Agreement means the partial assignment agreement to be entered into in the circumstances set out in the SPA by and between AGA and INO-T.

MGH Sub-License Agreement means the sub-license agreement, relating to the MGH Assignment Agreement, to be entered into in the circumstances set out in the SPA by and between AGA and INO-T.

New Delivery Devices is defined in Section 6.1(a).

New Indication means any medical use of NO for inhalation other than that for which INOmax is the subject of a Health Registration as at the Effective Date.

New Products means new medical products (other than the Products and Covox) that are being developed by the Linde Group and/or the INO-T Group that are about to enter, or have entered, phase three clinical studies.

New ROW Territories means any country in ROW, except for Existing ROW Territories, from time to time.

NO means nitric oxide.

NO Business is defined in Section 22(a)(i).

Notice Date is defined in Section 22(a).

Outside Closing Date is defined in Section 22(b)(ii)(B).

Participants means INO-T, AGA and Holdco and Participant means INO-T, AGA or Holdco (as the case may be).

Parties means INO-T and AGA, and Party means INO-T or AGA (as the case may be).

Patent and Know-How License means the patent and know-how license agreement, dated as of the date hereof, by and between INO-T and AGA.

Person means any individual or any corporation, limited liability company, partnership, trust, association or other entity of any kind.

Preamble means the preamble to this Agreement.

Products are defined in Schedule 1.

Quarter Year means a Year ending on March 31, June 30, September 30, or December 31.

Recipient means AGA and any other member of the Linde Group nominated by AGA.

Referral Notice is defined in Section 18.6(a).

Referring Party is defined in Section 18.6(a).

Regulatory Authority means the applicable Governmental Entity regulatory authority involved in granting Health Registrations for all and any of the Products.

Renewed Term is defined in Section 2.

Representatives means the chief executive of INO-T in respect of INO-T, and the Head of Linde Gas Therapeutics in respect of AGA.

ROFR is defined in Section 5(b).

ROW means a country that is not in the INO-T Territories or in the Linde Territories.

Rules is defined in Section 18.6(f)(i).

Sales Related Payment is defined in Section 4.3(a).

Scott Medical Supply Agreement means the supply agreement by and between Scott Medical Products, Inc. and AGA in relation to calibration gases, dated November 22, 2004, as amended and assigned to INO-T.

SPA means the sale and purchase agreement dated as of February 22, 2007 by and among Linde Gas, Inc., Linde AG, Holdco, Ikaria Acquisition Inc. and Ikaria.

Specifications means, in relation to each Product, the specification for that Product as at the Effective Date, as notified by AGA to INO-T.

Standards means, in relation to each Product, the standard for that Product as at the Effective Date, as notified by AGA to INO-T.

Supply Products means the Products other than INOmax.

Target Territory is defined in Section 5(b)(i).

Term means the Term of this Agreement pursuant to Section 2.

Territory means, in relation to the INO-T Group, the INO-T Territories and, in relation to the Linde Group, the Linde Territories.

Trademark Co-existence Agreement means the trademark co-existence agreement, dated as of the date hereof, by and between INO-T and AGA.

Transferred Rights is defined in Section 23.1(a)(ii).

Ventek Agreement means the joint development agreement between INO-T and Controlink, LLC, dated June 1, 2001.

Viasys Settlement Agreement means the agreement, dated May 13, 2004, between AGA, INO-T, The General Hospital Corporation doing business as Massachusetts General Hospital, Pulmonox Medical, Inc. and SensorMedics Corporation as amended by a side letter of May 24, 2005, and as further amended by a Binding Term Sheet for DLNO Collaboration of December 23, 2005, the terms of which replaced Section 9 of the May 13, 2004 agreement.

Year means a period of twelve months commencing at any time during a calendar year.

1.2                               Interpretation:

In This Agreement:

(a)                                  the definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined;

(b)                                 any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c)                                  the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d)                                 the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(e)                                  any definition of or reference to any Contract or other record in this Agreement shall be construed as referring to such Contract or other record as from time to time amended, supplemented, restated or otherwise modified (subject to any applicable restrictions on such amendments, supplements or modifications);

(f)                                    any reference in this Agreement to any Person shall be construed to include such Person’s successors and permitted assigns;

(g)                                 the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(h)                                 all references in this Agreement to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement; and

(i)                                     the headings, captions and defined terms used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

2.                                      TERM

This Agreement shall commence on the Effective Date and continue up to and including the date that is twenty (20) Years from the Effective Date (the Initial Term), unless terminated earlier in accordance with Section 18.  At the end of the Initial Term, or any subsequent term following a renewal under this Section 2 (a Renewed Term), this Agreement shall be renewed automatically for a period of one Year unless either Party serves written notice on the other Party to that effect no later than eighteen (18) months before the expiry of the Initial Term or the Renewed Term, as the case may be.

3.                                      SUPPLY OF SUPPLY PRODUCTS FOR LINDE TERRITORIES

With effect from the Effective Date, INO-T shall sell, and the Recipients shall purchase, such quantities of the Supply Products as may be ordered by the Recipients from time to time under Section 10.

4.                                      NEW INDICATIONS FOR LINDE TERRITORIES

4.1                               Development Activities

(a)                                  INO-T shall keep AGA informed of the progress of INO-T Group’s development activities relating to New Indications.

(b)                                 INO-T shall not unreasonably refuse to adapt INO-T Group’s plans for those development activities if AGA notifies INO-T that any adaptation would, in AGA’s reasonable opinion, improve the chances of obtaining Health Registrations for the New Indication in one or more of the Linde Territories, without adversely affecting the chances of obtaining such Health Registrations in the INO-T Territories.  If requested by AGA, INO-T shall meet with AGA to discuss proposed adaptations.  AGA shall pay INO-T’s reasonable costs associated with any such adaptation implemented by INO-T.

4.2                               Health Registration Applications

(a)                                  INO-T shall not, and shall cause the INO-T Group not to, object to the Linde Group applying for Health Registrations for New Indications in the Linde Territories.

(b)                                 In respect of any New Indications for which the INO-T Group is in possession of, or has access to, data reasonably sufficient for obtaining, and intends to apply for, a Health Registration outside the Linde Territories, INO-T shall, except following a transfer pursuant to Section 4.2(c)(ii):

(i)                                     give the Linde Group access to all data and documentation relating to the New Indication that are in the possession of, or otherwise accessible by, the INO-T Group;

(ii)                                  ensure that all data and documentation that the INO-T Group possesses or has access to, that may be requested by any Regulatory Authority in the Linde Territories, are maintained in such a way that the Linde Group can promptly respond to such requests in an appropriate manner; and

(iii)                               if requested by AGA, at AGA’s cost, provide reasonable support and carry out such further studies in relation to those New Indications as are required for submissions to Regulatory Authorities in the Linde Territories.

(c)                                  In the event that the INO-T Group decides that it no longer wishes to maintain data or documentation in relation to a New Indication, INO-T shall, no later than:

(i)                                     [**] months prior to the cessation of that maintenance, notify AGA that it so wishes; and

(ii)                                  [**] months prior to the cessation of that maintenance transfer to AGA, or a member of the Linde Group nominated by AGA, a copy of all data and originals of all documentation (together with the right for the Linde Group to use that data and documentation in any way whatsoever) that the INO-T Group possesses or has access to in relation to that New Indication, in a format reasonably requested by AGA.

4.3                               Sales Related Payment

(a)                                  Subject to Section 4.3(b) and the remainder of this Section 4.3(a), if the Linde Group obtains a Marketing Authorization for a New Indication and commences the sale of End Products for that New Indication, AGA shall pay INO-T an amount equal to [**] percent ([**]%) of the amount by which Gross Sales for the Quarter Year in question exceeded [**] euros (€[**]) (with the first Quarter Year in which the Linde Group sells End Products for that New Indication and Gross Sales exceed [**] euros (€[**]) being referred to as the First Measuring Year).  Such amount shall:

(i)                                     be due and payable on or before the earliest of March 31, June 30, September 30, or December 31 of the Year following the Quarter Year in question, with the first such payment due on March 31, June 30, September 30, or December 31 of the Year following the First Measuring Year (and, for the avoidance of doubt, relating to the First Measuring Year);

(ii)                                  only be required to be paid in respect of the five consecutive Quarter Years commencing with the First Measuring Year (with the last payment due, if at all, on the earliest of March 31, June 30, September 30, or December 31 of the Year following such fifth consecutive Quarter Year); provided that if the Linde Group obtains a Marketing Authorization for any further New Indication during those five consecutive Quarter Years commencing with the First Measuring Year, then such amount shall be payable through the later of five consecutive Quarter Years commencing with the:

(A)                              First Measuring Year; and

(B)                                Quarter Year in which the Marketing Authorization for the further New Indication was obtained by the Linde Group; and

(iii)                               be paid in euros by wire transfer of immediately available funds to an account designated in writing by INO-T.

The payment contemplated by this Section 4.3(a) is referred to herein as the Sales Related Payment.

(b)                                 The Sales Related Payment shall be reduced to the extent, that (if applicable) royalties are payable by all and any members of the Linde Group under Section 8 of the Viasys Settlement Agreement in relation to Gross Sales; provided that, such reduction shall not exceed [**] of the Sales Related Payment that would be due in relation to such Gross Sales absent any such royalties payable under Section 8 of the Viasys Settlement Agreement.

(c)                                  From the date on which the first Sales Related Payment is due and payable under Section 4.3(a), the Parties acknowledge that all amounts payable by the Linde Group to the INO-T Group pursuant to the Existing ROW Agreements other than the Australian Agreement shall be reduced by [**] in accordance with the Existing ROW Amendment Agreement.

5.                                      RIGHT OF FIRST REFUSAL FOR NEW ROW TERRITORIES

(a)                                  INO-T shall not, and shall cause the INO-T Group not to, sell the End Products (whether for a use that is the subject of a Health Registration existing as at the Effective Date in any territory, or for a New Indication) to a third party distributor that is not a member of the INO-T Group or the Linde Group in any of the New ROW Territories unless the provisions of this Section 5 have been complied with.

(b)                                 INO-T grants AGA, or a member of the Linde Group nominated by AGA, a right of first refusal (ROFR) to be appointed as the exclusive distributor of the End Products (for uses that are the subject of Health Registrations existing as at the date of this Agreement in any territory, and for New Indications) in the New ROW Territories on the following basis:

(i)                                     INO-T shall provide written notice to AGA of its intention to appoint a third party distributor (that is not a member of the INO-T Group or the Linde Group) of the End Products in a country or countries (the Target Territory);

(ii)                                  immediately following receipt of that notice by AGA, INO-T shall grant AGA, and/or the nominated member of the Linde Group, a [**] days’ period of exclusivity for negotiation of an exclusive distribution agreement for End Products in the Target Territory (the Exclusivity Period);

(iii)                               during the Exclusivity Period, AGA, and/or the nominated member of the Linde Group, and INO-T shall endeavor to enter into an exclusive distribution agreement for End Products in the Target Territory;

(iv)                              INO-T shall provide AGA with a written copy of the full principal terms on which INO-T wishes to enter into an exclusive distribution agreement, including regarding the term and termination of the agreement, its territorial scope, the exclusive rights granted, noncompetition obligations, payments (including royalties, costs of Products and profit sharing) and any minimum purchase obligations:

(A)                              within [**] days of the start of the Exclusivity Period; and

(B)                                on the [**] day (or, if that is not a Business Day, the next Business Day) following the start of the Exclusivity Period,

unless, by each respective date (I) INO-T and AGA, and/or the nominated member of the Linde Group, have entered into an exclusive distribution agreement for the End Products in the Target Territory; or (II) AGA has, by written notice to INO-T, waived the ROFR contemplated by this Section 5 in respect of the Target Territory;

(v)                                 if:

(A)                              INO-T and AGA, and/or the nominated member of the Linde Group, have not entered into such an exclusive distribution agreement by the end of the Exclusivity Period; or

(B)                                AGA, by written notice to INO-T, waives the ROFR contemplated by this Section 5 in respect of the Target Territory,

then the ROFR contemplated by this Section 5 shall cease to apply in respect of the Target Territory and, for a period of [**] days from the date on which the Exclusivity Period expires or, if earlier, the date of any such waiver notice by AGA to INO-T, INO-T shall be free to enter into a distribution agreement for End Products for the Target Territory with another Person, in a form no less favorable to INO-T than the principal terms proposed by INO-T in accordance with Section 5(b)(iv)(B) and rejected or (by expiration of the Exclusivity Period) deemed rejected by AGA.

(vi)                              if such a distribution agreement with any other Person is:

(A)                              not entered into within such [**] days’ period; or

(B)                                entered into within such [**] days’ period and that agreement expires or is terminated,

any subsequent proposed sale to, or appointment of, a third party distributor of End Products in the Target Territory shall again be subject to the ROFR in favor of AGA in this Section 5.

(c)                                  For the avoidance of doubt, if AGA elects not to exercise its ROFR to be appointed as the exclusive distributor of the End Products in a Target Territory pursuant to Section 5(b), and INO-T enters into an agreement with a third party in accordance with Section 5(b), AGA shall not be entitled to any ROFR for New Indications in that Target Territory.

6.                                      NEW DELIVERY DEVICES

6.1                               Notice of New Delivery Devices

(a)                                  INO-T shall from time to time provide AGA with details of its development program for new or successor delivery devices that are intended to replace INOvent (New Delivery Devices).

(b)                                 No later than the date on which the INO-T Group commences the sale of the New Delivery Devices in an INO-T Territory, INO-T shall offer the Recipients the right to purchase the New Delivery Devices on a cost plus [**] percent ([**]%) basis under, subject to Section 6.1(c), the terms and conditions of this Agreement applicable to INOvents; for the avoidance of doubt, after such date, Recipients (in their absolute discretion) may choose to purchase INOvents (subject to the limitations set forth in Section 10.1(c)(ii)) and/or New Delivery Devices (subject to Section 6.1(c)).

(c)                                  INO-T shall:

(i)                                     consult with AGA (including via the Joint Committee), from time to time (as appropriate) and when requested by AGA, in relation to its program for the roll-out of New Delivery Devices;

(ii)                                  take into account the requirements (including regarding quantity and delivery time) of the Recipients for New Delivery Devices;

(iii)                               use commercially reasonable efforts to enter into one or more Contracts pursuant to which one or more third parties shall supply to INO-T sufficient New Delivery Devices to enable INO-T to meet the requirements (including regarding quantity and delivery time) of the Recipients; and

(iv)                              in the event that it has complied with its obligations set out in Sections 6.1(c)(i) to 6.1(c)(iii) and is nevertheless unable to supply the Recipients with their requirements for New Delivery Devices, use commercially reasonable efforts to meet their requirements itself and, if requested by AGA, use commercially reasonable efforts to find an alternative supplier of New Delivery Devices in order that their requirements (including regarding quantity and delivery time) for New Delivery Devices can be met, provided that, if despite INO-T’s compliance with Sections 6.1(c)(i)-(iv) above, the available supply of New Delivery Devices is inadequate to satisfy the requirements of both INO-T and the Recipients, the supply requirements of INO-T shall be given priority, and further provided that INO-T shall satisfy the Recipients’ requirements for New Delivery Devices as soon as such shortage in supply is ameliorated.

6.2                               Regulatory Requirements for New Delivery Devices

AGA shall bear the costs of implementing the requirements (including CE marking) of Regulatory Authorities to the extent that they relate exclusively to putting New Delivery Devices on the market in the Linde Territories.

7.                                      COVOX

7.1                               Health Registrations in Linde Territories

(a)                                  INO-T shall not, and shall cause the INO-T Group not to, object to the Linde Group applying for, Health Registrations for Covox in the Linde Territories.

(b)                                 If the INO-T Group is in possession of, or has access to, data reasonably sufficient for obtaining, and intends to apply for, a Health Registration for Covox outside the Linde Territories, INO-T shall, except following a transfer pursuant to Section 7.1(d)(ii):

(i)                                     give the Linde Group access to all data and documentation relating to Covox that are in the possession of, or otherwise accessible by, the INO-T Group;

(ii)                                  ensure that all data and documentation that the INO-T Group possesses or has access to, that may be requested by any Regulatory Authority in the Linde Territories, are maintained in such a way that the Linde Group can promptly respond to such requests in an appropriate manner; and

(iii)                               if requested by AGA, at AGA’s cost, provide reasonable support and carry out such further studies in relation to Covox as are required for submissions to Regulatory Authorities in the Linde Territories.

(c)                                  INO-T shall make Covox available for purchase by the Recipients from the INO-T Group for the Linde Territories on, subject to Section 7.3, substantially the same terms and conditions as the Supply Products are supplied to the Recipients under this Agreement.

(d)                                 In the event that the INO-T Group decides that it no longer wishes to maintain data or documentation in relation to Covox, INO-T shall, no later than:

(i)                                     [**] months prior to the cessation of that maintenance, notify AGA that it so wishes; and

(ii)                                  [**] months prior to the cessation of that maintenance transfer to AGA, or a member of the Linde Group nominated by AGA, a copy of all data and originals of all documentation (together with the right for the Linde Group to use that data and documentation in any way whatsoever) that the INO-T Group possesses or has access to in relation to Covox, in a format reasonably requested by AGA.

7.2                               Marketing, Sales and Logistics in the Linde Territories

If the Linde Group obtains Health Registrations for Covox in the Linde Territories, AGA shall, and shall cause each applicable member of the Linde Group to, for as long as commercially practicable, maintain a marketing, sales and logistics operation in the relevant Linde Territories of a size and capacity that allows it to commercialize Covox in those Linde Territories.

7.3                               Royalties for sales in the Linde Territories

The Parties shall agree on a royalty structure that results [**] the INO-T Group and the Linde Group of the Gross Margin generated by the sale by the Linde Group of Covox in the Linde Territories.  For the avoidance of doubt, Section 4.3 shall not apply to the rights and obligations of the Parties in relation to Covox.

7.4                               ROFR as Distributor in ROW

All of the provisions of Section 5 shall apply to the appointment of a third party distributor by the INO-T Group for Covox in ROW, mutatis mutandis, and as if that Section referred to ROW instead of the New ROW Territories.  If a member of the Linde Group becomes a distributor for INO-T of Covox in a Target Territory, the Parties shall agree a royalty structure that results [**] the INO-T Group and the Linde Group of the Gross Margin generated by the sale by the Linde Group of Covox in such Target Territory.

7.5                               Milestones

AGA shall pay INO-T [**] dollars ($[**]) upon receipt by the Linde Group of the first Marketing Authorization for Covox.

8.                                      NEW PRODUCTS AND NO DISSOLVED IN LIQUID

8.1                               New Products

(a)                                  INO-T shall notify AGA of New Products that the INO-T Group is developing, and keep AGA informed regarding the progress of clinical trials and the status of applications and proposed applications for Health Registrations for those New Products, for the purpose of discussing whether the Parties wish to pursue a commercial relationship for such New Products, provided that that notification shall be subject to the restrictions set out in Section 17.1.

(b)                                 AGA shall notify INO-T of New Products that the Linde Group is developing, and keep INO-T informed regarding the progress of clinical trials and the status of applications and proposed applications for Health Registrations for those New Products, for the purpose of discussing whether the Parties wish to pursue a commercial relationship for such New Products, provided that that notification shall be subject to the restrictions set out in Section 17.1.

8.2                               NO Dissolved in Liquid

(a)                                  Until the date that is [**] months from the Effective Date, AGA shall not, and shall cause the Linde Group not to, negotiate or enter into, or attempt to negotiate or enter into, any Contract with Lars Gustafson of Sweden relating to a patent application made before the Effective Date concerning the medical use of NO dissolved in liquid.  If INO-T does not enter into such a Contract with Mr. Gustafson within [**] months from the Effective Date:

(i)                                     INO-T shall promptly provide AGA with an update concerning negotiations undertaken with Mr. Gustafson and AGA and INO-T will discuss in good faith the most effective way to conduct any further negotiations with Mr. Gustafson; and

(ii)                                  in the event that INO-T has initiated Contract negotiations with Mr. Gustafson and reasonably believes that it will enter into such a Contract with Mr. Gustafson within a further [**] months, and so notifies AGA, AGA shall not, and shall cause the Linde Group not to, negotiate or enter into, or attempt to negotiate or enter into, any Contract with Mr. Gustafson during those further [**] months.

(b)                                 For the avoidance of doubt, nothing in this Agreement shall prevent the Linde Group from negotiating and/or entering into such a Contract after the period specified in Section 8.2(a) and AGA shall not be subject to any obligations under Section 17.1 in relation to the subject-matter of that Contract.

(c)                                  If the INO-T Group and/or the Linde Group enter into such a Contract with Mr. Gustafson, AGA and INO-T contemplate that they will enter into a further Contract with each other to provide for the mutual commercial benefit (including negotiating in good faith appropriate intellectual property licenses) of the Linde Group and the INO-T Group, pursuant to which the Linde Group would commercialize the subject-matter of Mr. Gustafson’s patent technology in the Linde Territories, and the INO-T Group would commercialize the subject-matter of Mr. Gustafson’s patent technology in the INO-T Territories.

9.                                      COMPLIANCE AUDITS; GOVERNMENT INSPECTION

9.1                               Compliance Audits

(a)                                  Each Party (or its nominated representatives) shall have the right, during normal business hours and with reasonable prior notice, to visit any of the other Party’s (or the relevant members of that Party’s Group’s, or suppliers’) facilities utilized or to be utilized in the manufacture, storage, distribution and/or handling of the Supply Products (in respect of INO-T) or End Products (in respect of AGA), with or without cause, to inspect for compliance with requirements of Regulatory Authorities and Applicable Laws, including cGMPs, the Specifications and the Standards.

(b)                                 The Parties’ respective quality assurance departments shall cooperate with each other, as necessary and useful, in any inspection conducted pursuant to this Agreement.

(c)                                  INO-T shall permit AGA’s representatives to access systems, documents and records associated with the manufacture of the Supply Products, and allow them to make such copies (or provide them with electronic copies) as are reasonably necessary for the purpose of assessing compliance with requirements of Regulatory Authorities and Applicable Laws, including cGMPs, the Specifications and the Standards.

9.2                               Regulatory Inspection

Each Party shall notify the other as soon as reasonably practicable following any threatened inspection by a Regulatory Authority in relation to the Products.

10.                               SUPPLY OF SUPPLY PRODUCTS

10.1                        Supply

(a)                                  INO-T may manufacture Bulk NO Gas for the Recipients at any FDA-approved facility, provided that INO-T shall provide AGA with at least [**] months’ written notice before commencing to supply Bulk NO Gas from any facility other than its Port Allen manufacturing plant located at Baton Rouge as at the date of this Agreement.

(b)                                 The Linde Group shall not be obligated to purchase any minimum quantity of the Supply Products from INO-T.

(c)                                  INO-T shall manufacture and supply those quantities of the Supply Products that the Recipients require for the Linde Territories, provided that INO-T shall not be required to supply:

(i)                                     Bulk NO Gas to the Recipients in the event that INO-T:

(A)                              gives AGA at least [**] months’ written notice that it will cease to supply Bulk NO Gas in the INO-T Territories and so ceases; and

(B)                                uses commercially reasonable efforts to assist (in AGA’s absolute discretion):

(I)                                    the Recipients to find, and transition to, an alternative supplier of Bulk NO Gas in order that their requirements (including regarding quantity and delivery time) for Bulk NO Gas can be met; and/or

(II)                                if AGA so requests, the Linde Group to develop operational facilities for the manufacture of Bulk NO Gas prior to the expiry of the [**] months’ period referred to in Section 10.1(c)(i)(A), including by promptly providing, and causing the INO-T Group promptly to provide, to the Linde Group all relevant training, know-how, data, documentation, and other assistance; and/or

(ii)                                  any Supply Product other than Bulk NO Gas to the Recipients in the event that INO-T:

(A)                              gives AGA at least [**] written notice that it will cease to supply that Supply Product in the INO-T Territories and so ceases; and

(B)                                uses commercially reasonable efforts to assist the Recipients to find, and transition to, an alternative supplier of that Supply Product in order that their requirements (including regarding quantity and delivery time) for that Supply Product can be met.

(d)                                 Without prejudice to Section 3 and the other provisions of Section 10 if because:

(i)                                     of Force Majeure;

(ii)                                  a Regulatory Authority takes any action the result of which is to prohibit the manufacture, sale or use or any similar action of any of the Products, or any materials contained in them, in the United States of America and/or the Linde Territories; or

(iii)                               of reasons (including a shortage of Supply Products) otherwise outside its control,

a Party is unable to comply, in whole or in part, with its obligations pursuant to Section 3 and the other provisions of Section 10, the Parties shall (I) (subject to Section 23.10) use their respective reasonable commercial efforts to eliminate, cure and overcome any such causes and to allow the resumption of performance of that Party’s obligations with all possible speed; and (II) confer in good faith to reach a commercially reasonable resolution under which the supply needs of the Recipients and INO-T are most fairly satisfied.

(e)                                  AGA shall, and shall cause the Recipients to, purchase Supply Products from INO-T solely for medical use.  In the event that any Recipient wishes to purchase Supply Products or other NO-related products from INO-T for non-medical uses, the Parties will discuss the possibility of INO-T supplying such Supply Products or other NO-related products to Recipients for non-medical uses.  For the avoidance of doubt, nothing in this Agreement shall restrict the purchase by the Linde Group of Supply Products from a Person other than INO-T (including for non-medical use(s)).

10.2                        Forecasts

(a)                                  AGA shall provide to INO-T on or before the first day of each calendar quarter during the Term with a rolling [**] month forecast of the Recipients’ anticipated requirements for the Supply Products (the Forecast).  Any forecast provided before the Effective Date shall be deemed not to be a binding commitment.

(b)                                 The requirements specified for the first [**] months of each Forecast shall represent a binding commitment by AGA (or the relevant Recipient) to purchase and pay for the Supply Products specified in it.  The last [**] months of the Forecast shall represent estimates and shall be non-binding.

10.3                        Orders

(a)                                  In respect of the requirements specified for the first [**] months of each Forecast, AGA (or the relevant Recipient) shall place binding purchase orders that shall set out the required quantity of the Supply Products, proposed delivery dates and shipping instructions for each shipment of the Supply Products.  Binding purchase orders for the Supply Products shall be placed by AGA (or the relevant Recipient) in writing by the [**] day of each calendar month (or the next applicable business day) and supplemental binding purchase orders may be placed thereafter.

(b)                                 INO-T shall provide AGA (or the relevant Recipient) with written confirmation of all purchase orders within [**] days of receipt.  Confirmations shall set out the quantities ordered by AGA (or the relevant Recipient) and specify delivery dates for all quantities which shall be no later than [**] days from the date of the relevant purchase order.

(c)                                  Subject to Section 10.1, INO-T shall supply to the Recipients quantities of the Supply Products for a given calendar quarter that are up to [**]% of AGA’s (or the relevant Recipient’s) most recent Forecast for that calendar quarter.  INO-T shall use commercially reasonable efforts to supply excess quantities to the extent practicable.

10.4                        Manufacturing

(a)                                  INO-T shall ensure that all Supply Products provided to the Recipients by the INO-T Group shall meet the Specifications, the Standards and all Supply Product specifications set out in the Health Registrations and be manufactured in compliance with all Applicable Laws, including cGMPs.

(b)                                 INO-T Shall ensure that the Bulk NO Gas supplied by it shall have a minimum remaining shelf-life of at least [**] months from the date of delivery.

10.5                        Shipments

All shipments of Supply Products to AGA (or the relevant Recipient) shall be shipped in accordance with international transport regulations and guidelines, CPT (Incoterms 2000) the relevant port in the Linde Territories specified by AGA or the relevant Recipient.  Title to the Supply Products will pass when delivered to the relevant carrier and, for the avoidance of doubt, before entry to the country of destination.  The Recipient will be the importer of record.

11.                               FINANCIAL TERMS

11.1                        Supply of Supply Products by INO-T to the Recipients

INO-T shall supply the following Supply Products at the following prices to the Recipients in accordance with the terms of this Section 11:

(a)                                  Bulk NO Gas: [**];

(b)                                 INOvent: [**];

(c)                                  INOvent Accessories: [**];

(d)                                 INOcal Gas:

(i)                                     for INOcal Gas purchased by INO-T pursuant to the Scott Medical Supply Agreement, [**] for that INOcal Gas pursuant to that agreement; or

(ii)                                  for INOcal Gas purchased by the INO-T Group other than as described in Section 11.1(d)(i), [**] for that INOcal Gas pursuant to the relevant agreement; or

(iii)                               for INOcal Gas manufactured by INO-T, [**]; and

(e)                                  INOmeters:

(i)                                     for INOmeters purchased by INO-T pursuant to the Ventek Agreement, [**] for INOmeters pursuant to that agreement; or

(ii)                                  for INOmeters purchased by the INO-T Group other than as described in Section 11.1(e)(i), [**] for those INOmeters pursuant to the relevant agreement; or

(iii)                               for INOmeters manufactured by INO-T, [**].

11.2                        Fixed price invoicing

(a)                                  No later than [**] of each calendar year the Parties shall agree on the:

(i)                                     price for Bulk NO Gas, and any other Supply Product manufactured by INO-T, for the upcoming calendar year that will be invoiced by INO-T; and

(ii)                                  amount by which the Recipients have overpaid or underpaid for those Supply Products supplied by INO-T during the previous calendar year (by comparing the invoiced price with the actual price calculated in accordance with Section 11.1), and payment shall be made by the relevant Party of such overpayment or underpayment within [**] days thereafter.

(b)                                 INO-T shall:

(i)                                     at AGA’s request, provide AGA with evidence reasonably sufficient to document any increase or decrease in Cost; and

(ii)                                  promptly notify AGA, providing full particulars, if it becomes aware that the amount by which the Recipients will, or are likely to, overpay or underpay for Supply Products pursuant to Section 11.2(a) exceeds [**] dollars ($[**]) in any calendar year.

11.3                        Payment period and disputed payments

(a)                                  Without prejudice to AGA’s liability to pay any amounts pursuant to the Patent and Know-How License, the purchase price for the Products shall be paid in full by AGA (or the relevant Recipient) within [**] days of receipt of an undisputed invoice from INO-T.

(b)                                 If AGA (or the relevant Recipient) receives an invoice from INO-T which it reasonably believes includes a sum which is not valid and properly due:

(i)                                     AGA (or the relevant Recipient) shall notify INO-T in writing as soon as reasonably practicable;

(ii)                                  promptly following receipt of AGA’s (or the relevant Recipient’s) notice under Section 11.3(b)(i), INO-T shall notify AGA (or the relevant Recipient) whether or not it believes that that invoiced sum is valid and properly due and:

(A)                              if it so believes, the matter shall be referred for resolution in accordance with Section 18.6; or

(B)                                if it does not so believe, INO-T shall revise and reissue that invoice accordingly;

(iii)                               AGA’s (or the relevant Recipient’s) failure to pay any amount in dispute shall not be deemed to be a breach of this Agreement;

(iv)                              AGA (or the relevant Recipient) shall pay the balance of the invoice which is not in dispute by the date specified in Section 11.3(a); and

(v)                                 once any such dispute has been resolved, where either Party is required to make a balancing payment, it shall do so within [**] days.

11.4                        United Stated Dollars

All references to dollars in this Agreement refer to United States currency.  Unless otherwise stated in this Agreement (including in Sections 4.3(a) to 4.3(b), pursuant to which payments (if payable) shall be made in euros), AGA or the relevant member of the Linde Group shall make all payments under this Agreement to INO-T in United States Dollars by wire transfer, in accordance with the instructions of INO-T.

11.5                        Return of Cylinders

Each Bulk NO Gas cylinder shall be returned by AGA (or the relevant member of the Linde Group) to INO-T within [**] months of the completion of the cylinder’s use by AGA (or the relevant member of the Linde Group).

12.                               OWNERSHIP OF HEALTH REGISTRATIONS, LINDE GROUP KNOW-HOW OR MANUFACTURING DATA

(a)                                  Nothing in this Agreement or otherwise transfers any rights to the INO-T Group in any of the following to the extent that they are, as at the date of this Agreement, owned by the Linde Group (all of which are, and remain, proprietary to the Linde Group):

(i)                                     Health Registrations in the Linde Territories;

(ii)                                  marketing data relating to the Linde Territories; and

(iii)                               other related know-how or materials including pre-clinical, clinical, manufacturing, reporting and recall data relating to the Linde Territories,

provided that, to the extent any of the data identified above relates also to the INO-T Territories or ROW, Linde shall, at INO-T’s request, provide INO-T with a copy of such data, which data shall be co-owned by AGA and INO-T (subject to the INO-T Group and the Linde Group being entitled to use (and sub-license the use of) that data for any purpose, and subject to the provisions of Section 17.1).

(b)                                 The Linde Group shall be entitled to apply for, hold and maintain Health Registrations (including in relation to the Products and Covox) in its own name in the Linde Territories.

13.                               PHARMACOVIGILENCE AND ASSISTANCE

13.1                        Regulatory Assistance

(a)                                  Each Party shall provide the other Party with access to all data (including source data and technical data) and materials that its Group possesses or has access to that may be required by that Party to maintain Health Registrations for the End Products, to prepare and update any submissions to Regulatory Authorities, or otherwise to comply with requirements from Regulatory Authorities and Applicable Laws, and shall make commercially reasonable efforts to ensure that all such data and documentation that may be requested by any Regulatory Authority are maintained in such a way that the other party can promptly respond to such requests in an appropriate manner.

(b)                                 Each Party shall promptly forward to the other Party copies of any written communications received from Regulatory Authorities at any time regarding the Products, including the Health Registrations.  If communications from Regulatory Authorities are not in writing, the substance of the oral communication shall be communicated.  INO-T and AGA shall assist each other in such a way that each can report pharmacovigilance data to Regulatory Authorities based on the activities of both Parties.

(c)                                  Without prejudice to Sections 15 and 16 and the other parts of this Section 13, promptly after having become so aware, each Party shall notify the other Party (including, if relevant, through the Joint Committee) of any event or fact that it believes is likely to have an adverse effect on any Health Registrations for the Products and/or Covox and the Parties shall cooperate to minimize any such adverse effect.

13.2                        Clinical trials

(a)                                  Except pursuant to Section 13.2(b), AGA shall not undertake or sponsor any Covox- or inhaled NO-related clinical trials without the written approval of INO-T.

(b)                                 AGA shall be entitled to support Covox- or inhaled NO-related non-commercial clinical trials, including academic research and research performed by clinical physicians for their own purposes.

(c)                                  AGA shall:

(i)                                     promptly notify INO-T (through the Joint Committee) of any request made to AGA for AGA to support a non-commercial clinical trial of the type described in Section 13.2(b); and

(ii)                                  to the extent that it is aware, keep INO-T informed (through the Joint Committee) of the progress of such clinical trials supported by AGA and consult with INO-T regarding recommendations for the manner in which those clinical trials ought to be conducted so as to minimize any risk to the Health Registrations for the Products and/or Covox.

13.3                        Access to INO-T Database

(a)                                  INO-T shall ensure that the Linde Group is able to access and use the INO-T Pharmacovigilance Database in the manner in which the Linde Group accesses and uses it as at the Effective Date, and enable the Linde Group to use it for all its drug products, including by ensuring that the:

(i)                                     Linde Group shall at all times be able remotely to access all Linde Group data on the INO-T Pharmacovigilance Database;

(ii)                                  INO-T Pharmacovigilance Database is maintained at least to the standards (including regarding availability, integrity, security, accessibility and functionality) to which it operates as at the Effective Date; and

(iii)                               INO-T Group and third parties are unable to access Linde Group data on the INO-T Pharmacovigilance Database, except on a need-to-know basis for the purpose of carrying out information technology-related tasks.

(b)                                 AGA shall reimburse INO-T in respect of any reasonable costs incurred by INO-T Group exclusively in connection with the maintenance of the INO-T Pharmacovigilance Database for the Linde Group’s access to, and use of, it.

13.4                        Back-up facilities

The Parties shall, through the Joint Committee, evaluate the feasibility of allowing the Parties to rely on each other’s manufacturing facilities for INOmax as back-up facilities.

14.                               JOINT COMMITTEE

14.1                        Constitution

(a)                                  The Participants shall establish a joint committee (Joint Committee) which shall consist of an equal number of representatives of, on the one hand, AGA and, on the other hand, INO-T and Holdco (JC Members), initially designated at [**] JC Members appointed by each Party, provided that one JC Member appointed by INO-T shall be a representative of Holdco.

(b)                                 Each JC Member shall be:

(i)                                     a board member of, senior employee of, or senior consultant to, the Participant that he or she represents; and

(ii)                                  responsible for function(s) relevant to this Agreement (including research, clinical development, regulatory, legal, manufacturing or commercialization).

(c)                                  Each Party may replace their JC Members from time to time with persons of equivalent seniority on [**] days’ notice to the other Party.

(d)                                 Each Party is entitled, on reasonable notice to the other Party and with that other Party’s approval, to invite to Joint Committee meetings employees or consultants other than its JC Members to address specific issues discussed at those meetings.

(e)                                  The chairperson of the Joint Committee shall be the INO-T Chief Executive.

14.2                        Functions

The Joint Committee shall act as a consultative, information-sharing and decision-making body for the purpose of the mutual development and promotion of NO for medical use, the Products, Covox and (to the extent provided in Section 8.1) New Products.  In particular, the Joint Committee shall perform the functions set out in Schedule 2.

14.3                        Meetings

(a)                                  The Participants shall cause the Joint Committee to meet not less than [**] per Year (or less often if agreed by the Participants), and whenever requested by a Participant on reasonable prior notice, to discuss matters relevant to the functions referred to in Section 14.2.

(b)                                 Meetings of the Joint Committee may be attended in person or by telephone or video conference.  If in person, the location of the meeting shall alternate at a place decided by INO-T and AGA, sequentially.

(c)                                  The chairperson of the Joint Committee shall, in consultation with the JC Members, be responsible for providing an agenda for each meeting at least [**] days in advance of that meeting.

(d)                                 Responsibility for the preparation of minutes setting out discussions held at each Joint Committee meeting shall alternate between the Parties as directed by the chairperson, provided that such minutes shall not become official until agreed upon by the JC Members of the Participants.  The minutes of Joint Committee meetings shall be reasonably detailed and distributed in draft to all JC Members for comment and review within [**] days after the relevant meeting.  The JC Members shall have [**] days to provide comments.  The Party preparing the minutes shall incorporate timely received comments and distribute finalized minutes to all JC Members within [**] days of the relevant meeting.

14.4                        Decisions

Decisions of the Joint Committee shall be taken unanimously by the Participants.  In the event of a disagreement, the matter shall be referred to senior executives of the Participants for resolution.

15.                               PRODUCT RECALL

15.1                        Mandatory Recall

(a)                                  In the event of any mandatory recall of a Product in the Linde Territories, INO-T shall, if requested by AGA, assist AGA or the relevant member of the Linde Group, to identify the cause of the recall and take any measures required to avoid repetition of the cause of the recall.  In the event that AGA can reasonably establish that the mandatory recall was caused, in whole or in part, by a breach by INO-T of this Agreement, INO-T shall indemnify AGA for the Loss incurred or suffered by the Linde Group in relation to the recall to the extent that it was caused by that breach by INO-T.

(b)                                 AGA shall inform INO-T immediately of any mandatory recall of a Product in any of the Linde Territories.

(c)                                  INO-T shall inform AGA immediately of any mandatory recall of a Product outside the Linde Territories.

15.2                        Voluntary recall

(a)                                  If a Party believes that a voluntary withdrawal or recall of a Product is necessary, both Parties shall promptly use their respective commercially reasonable efforts to agree whether it is necessary.  If the Parties agree that it is necessary, in respect of the Linde Territories, AGA shall carry out that withdrawal or recall and, in respect of countries outside the Linde Territories and the Existing ROW Territories, INO-T shall carry out that withdrawal and recall.  If the Parties cannot agree, in respect of a proposed voluntary withdrawal or recall:

(i)                                     in the Linde Territories, AGA shall (if it believes that there is sufficient time) refer the matter to an independent third party qualified to assess the need for a recall and shall follow the recommendation of that third party.  If AGA does not so believe, it may (in its absolute discretion) implement the voluntary withdrawal or recall provided that, in doing so, it shall take into account INO-T’s reasonable representations to AGA; and

(ii)                                  outside the Linde Territories and the Existing ROW Territories, INO-T shall (if it believes that there is sufficient time) refer the matter to an independent third party qualified to assess the need for a recall and shall follow the recommendation of that third party.  If INO-T does not so believe, it may (in its absolute discretion) implement the voluntary withdrawal or recall, provided that, in doing so, it shall take into account AGA’s reasonable representations to INO-T.

(b)                                 Any and all costs related to the voluntary withdrawal or recall shall be paid by the Party which is responsible for that recall.

16.                               ADVERSE EVENT REPORTING

(a)                                  The Parties shall, within [**] days of the Effective Date, mutually agree in writing to procedures that ensure that the INO-T Group and the Linde Group will be able to meet their obligations to report Adverse Events.

(b)                                 AGA acknowledges that INO-T is obligated under Applicable Laws to report Adverse Events to certain Regulatory Authorities, and AGA agrees to comply with INO-T’s requirements so as to assure that INO-T is in compliance with such laws.

(c)                                  INO-T acknowledges that the Linde Group is obligated under Applicable Laws to report Adverse Events to certain Regulatory Authorities, and INO-T agrees to comply with the Linde Group’s requirements so as to assure that the Linde Group is in compliance with such laws.

17.                               CONFIDENTIALITY AND ANNOUNCEMENTS

17.1                        Confidentiality

(a)                                  During the Term of this Agreement and for the longer of:

(i)                                     [**] Years thereafter; and

(ii)                                  for so long as any information in question shall have value as a trade secret,

no Participant shall, without the specific written consent of the other Participants, disclose to any third party or use for its own purposes or for the benefit of any third party (except as contemplated in this Agreement and then with disclosure only on a need to know basis) any of the Confidential Information disclosed by another Participant.

(b)                                 The term Confidential Information shall mean technical and business information, whether written, oral or in any other form, that one Participant shall provide to another Participant pursuant to this Agreement, with the exception only of the following:

(i)                                     information which was known to or in the possession of the receiving Participant prior to the time of receipt from the disclosing Participant, except for information that was shared by a Party with a member of the Group of the other Party prior to the Effective Date where such information is of a type that a reasonable Person would deem to be confidential or proprietary, or the circumstances or nature of the information should reasonably put the other Party on notice that such information should be treated as confidential or proprietary, provided that nothing in this Agreement shall restrict or prevent the use by the Linde Group in relation to goods and services other than those concerning NO and carbon monoxide of information disclosed by INO-T to the Linde Group prior to the Effective Date and the Linde Group continues to handle such information in those circumstances with at least the same standard of care as it has applied to such information in those circumstances prior to the Effective Date;

(ii)                                  information which as of the time of receipt is generally available to the public or subsequently becomes generally available to the public through no breach of this Agreement by the receiving Participant;

(iii)                               information which at any time is provided to the receiving Participant by a third party that was lawfully in possession of the same and had the lawful right to disclose the same;

(iv)                              information which at any time corresponds to information independently developed by the receiving Participant without the aid, use or application of any information which constitutes Confidential Information;

(v)                                 information which is necessary or advisable to be disclosed by the receiving Participant to comply with Applicable Law, applicable rules or regulations of any securities exchange, or the request of any Governmental Entity, provided that the receiving Participant gives the disclosing Participant reasonable prior written notice to permit it to seek a protective order or other remedy to prevent or limit such disclosure, and thereafter discloses only the minimum information required to be disclosed in order to comply;

(vi)                              information which is necessary or advisable to be disclosed by the receiving Participant in connection with any suit, claim, investigation, arbitration, action or proceeding, provided that the receiving Participant gives the disclosing Participant reasonable prior written notice to permit it to seek a protective order or other remedy to prevent or limit such disclosure; and

(vii)                           information which is specifically permitted to be disclosed pursuant to the terms of this Agreement and/or any other Contract by and among the Parties and/or the Participants.

17.2                        Announcements

No Participant shall disclose to any third party, or originate any publicity, news release or public announcement, written or oral, whether to the public or the press or otherwise, referring to the terms of this Agreement except where mutually agreed upon in writing.

18.                               TERMINATION

18.1                        Termination by AGA

In the event that:

(a)                                  AGA decides to discontinue commercial activities relating to all of the Products and Covox in the Linde Territories (which decision shall, for the avoidance of doubt, be in the sole discretion of AGA (including for commercial, scientific or medical reasons)), it shall notify INO-T in writing at least six (6) months prior to that discontinuance; and

(b)                                 AGA notifies INO-T of its decision in accordance with Section 18.1(a), the six (6) months’ notice period specified in Section 18.1(a) expires, and AGA discontinues commercial activities relating to all of the Products and Covox in the Linde Territories, this Agreement shall terminate immediately.

18.2                        Termination by INO-T

(a)                                  In the event that, other than following one or more Persons acquiring, or deciding to acquire, directly or indirectly, all or substantially all of the assets of the INO-T Group relating to the Products and Covox:

(i)                                     every member of the INO-T Group decides to discontinue commercial activities relating to all of the Products and Covox (which decision shall, for the avoidance of doubt, be in the sole discretion of the INO-T Group (including for commercial, scientific or medical reasons)), INO-T shall notify AGA in writing at least eighteen (18) months prior to that discontinuance; and

(ii)                                  INO-T notifies AGA of the decision of the INO-T Group in accordance with Section 18.2(a)(i), the eighteen (18) months’ notice period specified in Section 18.2(a)(i) expires, and every member of the INO-T Group discontinues commercial activities relating to all of the Products and Covox, this Agreement shall terminate immediately.  For the avoidance of doubt, this Agreement shall not terminate by reason of an acquisition as described in Section 23.4(b).

(b)                                 INO-T may terminate this Agreement by giving AGA not less than six (6) months’ notice if AGA sells any Product or Covox:

(i)                                     in an INO-T Territory; or

(ii)                                  to a third party that AGA knows is intending to sell that Product or Covox in an INO-T Territory,

unless AGA is required by Applicable Law to make such sale.

18.3                        Material Breach

In addition to any other rights or remedies available at law or in equity, a Party may, by written notice, immediately terminate this Agreement following the occurrence of a material breach by the other Party in the event that the Participants have not been able amicably to resolve that breach in accordance with the dispute resolution procedure set out in Section 18.6 and that breach is not otherwise cured during the implementation of that procedure.

18.4                        Return of Materials

Upon the expiration of the Term or upon any termination of this Agreement, in addition to any other obligations set out in this Agreement, each Participant shall, at its own cost and expense, within [**] days of such termination, return to the other all property, including cylinders, printed matters, and Confidential Information of the others.

18.5                        Effect of Termination

(a)                                  In the event that this Agreement is terminated other than pursuant to Section 18.1, or expires, INO-T shall use commercially reasonable efforts to assist:

(i)                                     in AGA’s absolute discretion:

(A)                              the Recipients to find, and transition to, an alternative supplier of Bulk NO Gas in order that their requirements (including regarding quantity and delivery time) for Bulk NO Gas can be met; and/or

(B)                                if AGA so requests, the Linde Group to develop operational facilities for the manufacture of Bulk NO Gas, including by promptly providing, and causing the INO-T Group promptly to provide, to the Linde Group all relevant training, know-how, data, documentation, and other assistance in order that their requirements (including regarding quantity and delivery time) for Bulk NO Gas can be met; and/or

(ii)                                  the Recipients to find, and transition to, an alternative supplier of any Supply Product (other than Bulk NO Gas) in order that their requirements (including regarding quantity and delivery time) for that Supply Product can be met.

(b)                                 Expiration or termination of this Agreement shall not relieve the Participants of any liability or obligation accruing prior to such expiration or termination, and the provisions of Sections 1, 8.2, 17, 18.4, 18.5, 18.6, 19.1 and 23 shall survive the expiration or termination of this Agreement.

18.6                        Dispute Resolution Procedure

The Participants adopt the principle that all Disputes should be regarded as business problems to be resolved promptly through business-oriented negotiations described below in this Section 18.6 before resorting to arbitration pursuant to Section 18.6(f).  No Participant shall be entitled to make any claim in respect of any Dispute, and/or terminate this Agreement other than pursuant to Sections 18.1 and 18.2(a), without first implementing the following procedure:

(a)                                  Any Dispute shall in the first instance be referred by notice in writing (the Referral Notice) by a Participant to the Representatives.  The Participant delivering the Referral Notice (the Referring Party) shall identify in the Referral Notice:

(i)                                     the matter(s) in dispute;

(ii)                                  the relief and/or remedy sought; and

(iii)                               brief reasons for claiming the relief and/or remedy sought, including identification of the relevant provisions in this Agreement.

(b)                                 The Representatives shall consider the Dispute and use the respective commercially reasonable efforts to try to reach agreement to resolve the Dispute.  Any agreement of the Representatives to resolve the Dispute shall be final and binding on the Participants and shall be in writing.

(c)                                  If the Representatives are unable to, or fail to, resolve the Dispute within [**] days of receiving the Referral Notice, then any Participant may within [**] days of the expiration of this time period refer the Dispute to the Joint Committee.

(d)                                 If a Dispute is referred to the Joint Committee in accordance with Section 18.6(c), the Joint Committee shall consider the Dispute and use their respective commercially reasonable efforts to try to resolve the Dispute.  Any unanimous agreement of the Joint Committee shall be final and binding on the Participants and shall be in writing.

(e)                                  If the Joint Committee fails to resolve the Dispute within [**] days of receiving a copy of the Referral Notice, then any Participant may within [**] days of the expiration of this time period refer the Dispute to the Chief Executives.

(f)                                    Any Dispute not finally resolved by the Chief Executives shall be finally settled by Arbitration as follows:

(i)                                     In the event that any Dispute cannot be resolved pursuant to this Section 18.6, such Dispute shall be finally settled by binding arbitration (Arbitration) under the Rules of Arbitration (the Rules) of the International Chamber of Commerce (ICC) in force at the time of such Arbitration and the United States Federal Arbitration Act of 1925, as amended, by one or three arbitrators appointed in accordance with the Rules.  The seat of the arbitration shall be New York, New York.  The language of the arbitration shall be English.

(ii)                                  In any Arbitration relating to any Dispute, the arbitrator or arbitrators shall be required to select one of the proposals submitted by or on behalf of AGA or INO-T and shall not be permitted to determine an alternative or compromise remedy.

(iii)                               The arbitral award shall be in writing, shall detail the disputed matters and reasons on which the arbitral award is based, and shall (except as provided in this Section 18.6 with respect to actions or applications for interim relief), be the sole and exclusive remedy among the Participants regarding any Dispute.  The arbitral award shall be final and binding upon the Participants and shall not be subject to appeal of any court or other authority.  Notwithstanding the foregoing, any party may file an application in the United States federal courts sitting in the Borough of Manhattan seeking pre-arbitral attachment, injunctive or other forms of interim relief to compel, aid or facilitate the arbitration or to maintain the status quo pending completion of the arbitration.  Judgment upon the award or order may be entered in the Supreme Court of the State of New York sitting in the Borough of Manhattan, the United States District Court for the Southern District of New York or any other court of competent jurisdiction, and application may be made to any such court for enforcement thereof.  Each Participant agrees not to oppose the registration or enforcement of any such judgment in any other jurisdiction and to consent to jurisdiction and venue in any applicable court for purposes of registration or enforcement of any such judgment.  Each Participant accepts and submits to the jurisdiction of the seat of arbitration referenced above and to the New York State and United States federal courts sitting in the Borough of Manhattan (and to any court in which appeals from those courts may be heard) with regard to enforcement of the arbitral award or application for injunctive or other interim relief, as provided in this Section 18.6.  Each Participant waives any defense or objection that it could have in relation to diplomatic immunity, lack of jurisdiction, improper venue, inconvenient forum or competence.  Process in any such action or proceeding may be served on any Participant anywhere in the world.  Each Participant irrevocably consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to it at its address for notices specified in Section 23.6.

(iv)                              This Agreement and the rights and obligations of the Participants shall remain in full force and effect pending the award in any Arbitration proceeding hereunder.

19.                               INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

19.1                        Indemnification

(a)                                  INO-T shall be liable for, and shall indemnify and hold harmless the Linde Group from all Losses suffered or incurred by the Linde Group to the extent arising out of, or relating to:

(i)                                     any breach of the obligations of INO-T and/or Holdco under this Agreement; and/or

(ii)                                  subject to Section 19.1(c), any claim, action or proceeding by a third party that is caused by the INO-T Group’s manufacture, handling, storage, promotion and/or delivery to Recipients of any of the Products, provided that each Party shall be solely liable for any claim, action or proceeding by a third party regarding the safety or efficacy of NO for therapeutic uses with respect to NO sold by a member of that Party’s Group in its respective Territory.

(b)                                 AGA shall be liable for, and shall indemnify and hold harmless the INO-T Group from all Losses suffered or incurred by the INO-T Group to the extent arising out of, or relating to:

(i)                                     any breach of the obligations of AGA under this Agreement; and/or

(ii)                                  subject to Section 19.1(c), any claim, action or proceeding by a third party that is caused by the Linde Group’s manufacture, handling, storage, promotion, distribution and/or sale of any of the Products, provided that each Party shall be solely liable for any claim, action or proceeding by a third party regarding the safety or efficacy of NO for therapeutic uses with respect to NO sold by a member of that Party’s Group in its respective Territory.

(c)                                  Subject to Section 19.1(d), INO-T shall not, pursuant to Section 19.1(a)(ii), and AGA shall not, pursuant to Section 19.1(b)(ii), have any liability or be required to indemnify the Group of the other Party to the extent that the Group of that other Party’s Losses, in aggregate, exceed five million euros (€5,000,000).

(d)                                 The provisions of Section 19.1(c) shall not apply to any claim or cause of action arising from or relating to any fraud, intentional misrepresentation or willful covenant breach by the Party that is liable and/or obliged to indemnify and hold harmless the Group of the other Party in accordance with this Section 19.1.

19.2                        Limitation of Liability

With respect to any claim by one Participant against another arising out of the performance or failure of performance of the other Participant under this Agreement, the Participants expressly agree that the liability of such Participant to the other Participant for such breach shall be limited under this Agreement or otherwise at law or equity to direct damages only and in no event shall a Participant be liable (nor shall any other Participant be entitled to recover): (i) for incidental, consequential, exemplary, punitive or any other special damages, or any loss of profits or earnings or diminution in value or (ii) more than once for the same Loss, notwithstanding the fact that the Loss related to a breach of more than one provision of this Agreement.

19.3                        Insurance

In addition to the obligations to obtain and maintain insurance set forth in the SPA,

(a)                                  INO-T shall obtain and maintain, at its own expense, at all times during the Term and for six (6) Years following expiration or termination, Products/Completed Operations Insurance in an amount not less than two million dollars ($2,000,000) each occurrence and twenty million dollars ($20,000,000) annual aggregate for bodily injury and property damage combined single limit.  Such insurance shall be from an insurer with a rating of “A” or higher by Moody’s Investors Services (or any successor rating agency) or Standard & Poors Corporation (or any successor rating agency)), naming AGA as an additional insured beneficiary thereof, and shall not be terminated, amended or modified without AGA’s prior written consent.

(b)                                 In addition, INO-T shall obtain and maintain, at its own expense, all-risk property insurance covering the replacement cost value of the Supply Products while they are in its care, custody and control with a minimum limit of one million dollars ($1,000,000).

20.                               TAXES

(a)                                  AGA shall, and shall cause the other members of the Linde Group to, be responsible for all sales, use, excise, goods, services, value added and like taxes relating to its and their import, distribution, handling and sale of the Products and New Indications in the Linde Territories.

(b)                                 INO-T shall, and shall cause the other members of the INO-T Group to, be responsible for all sales, use, excise, goods, services, value added and like taxes relating to its and their sale to the Recipients of the Products and New Indications.  INO-T shall, and shall cause the other members of the INO-T Group to, be responsible for all taxes of any kind relating to payments made by AGA, and the other members of the Linde Group, to INO-T under this Agreement and AGA, and the other members of the Linde Group, shall have no obligation to gross-up any payment to INO-T for tax required to be withheld under Applicable Laws from any payment made to INO-T under this Agreement.

(c)                                  The Parties agree to cooperate in order to minimize, in the manner permitted under applicable tax and customs Applicable Laws, the taxes (including value-added taxes) and duties associated with the importation and/or exportation and sale of the Products and New Indications, as the case may be.

21.                               WARRANTIES, REPRESENTATIONS AND COVENANTS

21.1                        Capacity and Compliance

(a)                                  Each Party represents and warrants to the other Party that:

(i)                                     it is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation;

(ii)                                  it has full limited liability company or corporate (as the case may be) power and authority to enter into and perform under this Agreement;

(iii)                               all corporate actions necessary to authorize execution and delivery of this Agreement and to carry out its obligations hereunder have been duly taken; and

(iv)                              it has and shall maintain all licenses, permits, governmental approvals, Health Registrations and other authorizations necessary to perform its obligations hereunder.

(b)                                 INO-T covenants and agrees that:

(i)                                     the Products shall meet the Specifications and the Standards;

(ii)                                  INO-T shall manufacture the Supply Products in conformity with the Specifications, and in a manner that fully complies with cGMP guidelines and practices.

(c)                                  Each of INO-T and AGA covenants and agrees that it will market, sell and distribute the Supply Products and End Products, respectively, in compliance with Applicable Laws.

21.2                        Changes in Manufacturing Process

(a)                                  INO-T shall not change the manufacturing process, the Specifications, the raw materials or sources of third party products, used or the analytical testing method it applies in relation to the Supply Products in a way that has, or may have, an adverse effect on the Linde Group (Adverse Manufacturing Changes), unless, subject to Section 21.2(b), INO-T indemnifies AGA in respect of any Loss suffered by the Linde Group as a direct or indirect result of that Adverse Manufacturing Change.  Any proposed Adverse Manufacturing Change shall be notified by INO-T to AGA before a final decision to change has been taken by INO-T.

(b)                                 INO-T may make Adverse Manufacturing Changes required to comply with Applicable Laws or requirements of any Regulatory Authority without any obligation to indemnify AGA in respect of any Loss suffered by the Linde Group as a direct or indirect result of those Adverse Manufacturing Changes.

(c)                                  INO-T shall provide AGA with a detailed written report of all changes to the manufacturing process, the Specifications, the raw materials and third party products, or the analytical method that:

(i)                                     require approval from a Regulatory Authority before implementing them; and

(ii)                                  do not require approval from a Regulatory Authority, unless agreed to by AGA in writing.

(d)                                 If AGA is required by a Regulatory Authority to change the manufacturing process or the Specifications, INO-T shall accommodate the requested change unless doing so would adversely impact an INO-T Health Registration in the United States of America.  AGA shall reimburse INO-T all costs incurred by INO-T in making the change, provided that, for the avoidance of doubt, if as a result of making such requested change INO-T is required to make more than one version of any Product, such reimbursement shall include reimbursement for all incremental costs associated with providing more than one version of such Product.

(e)                                  If AGA requests a change in the manufacturing process or the Specifications in relation to the Products that is not a result of a requirement of a Regulatory Authority, INO-T shall use commercially reasonable efforts to accommodate the request.  AGA shall reimburse INO-T all costs incurred by INO-T in making the change.

22.                               RIGHT OF FIRST OFFER TO PURCHASE LINDE’S EUROPEAN NO AND COVOX BUSINESSES

(a)                                  If, at any time, AGA desires to sell to a third party that is not a member of the Linde Group:

(i)                                     all or substantially all of its inhaled NO business (the NO Business);

(ii)                                  all or substantially all of its Covox business (the Covox Business); or

(iii)                               both the NO Business and the Covox Business,

(each of (i), (ii), and (iii), an Applicable Business), AGA shall first provide written notice to INO-T of its intention to sell the Applicable Business (with the date of such notice being referred to herein as the Notice Date), and INO-T shall have the right, but not the obligation, to purchase the Applicable Business, by delivering written notice to AGA of INO-T’s election to do so (the INO-T Election Notice) within [**] days after the Notice Date (the date such election is made, the INO-T Election Date).

(b)                                 Following the INO-T Election Date, AGA and INO-T shall endeavor to enter into a definitive purchase agreement in respect of the sale to INO-T of the Applicable Business, and the closing of the sale thereunder shall take place within the later of:

(i)                                     [**] days after the execution of such definitive purchase agreement; and

(ii)                                  the earlier of:

(A)                              [**] Business Days after receipt of all regulatory approvals without which the purchase may not be legally consummated; and

(B)                                [**] days from the date of the signing of the definitive purchase agreement (such [**] day, the Outside Closing Date).

AGA may at any time prior to executing such a definitive purchase agreement determine not to proceed with the sale of the Applicable Business, in which event the transaction shall be abandoned and no Applicable Business may be sold without first complying with the provisions of this Section 22.

(c)                                  If, other than because AGA determines not to proceed with the sale of the Applicable Business, AGA and INO-T fail to enter into such a definitive purchase agreement within [**] days after the INO-T Election Date (the End Date), then the right to purchase the Applicable Business contemplated by this Section 22 shall be deemed to have been waived by INO-T and, for a period of [**] months from the End Date, AGA shall be free to enter into a definitive purchase agreement with any other Person, in a form no less favorable to AGA than the form last proposed by AGA to INO-T and rejected or (by expiration of such [**]-day period) deemed rejected by INO-T, and to consummate the purchase thereunder (it being agreed that any portion of the purchase price which is not in the form of cash or securities of a class which is publicly traded shall be valued by an independent valuation or appraisal firm selected by AGA, and any portion of the purchase price which is in the form of securities of a class which is publicly traded shall be valued at the [**]).  If such a definitive purchase agreement with any other Person is not entered into within such [**]-month period, any subsequent proposed sale of an Applicable Business shall again be subject to the right of first offer in favor of INO-T in this Section 22.

(d)                                 If AGA and INO-T enter into the definitive purchase agreement contemplated by Section 22(b), but the closing thereunder does not occur:

(i)                                     by the Outside Closing Date for reasons other than the breach of such definitive purchase agreement by AGA; or

(ii)                                  because INO-T breaches its obligation to close or breaches any other provision of such definitive purchase agreement as a result of which AGA is permitted to terminate such definitive purchase agreement, then INO-T shall, as of the Outside Closing Date or date of breach by INO-T, as applicable, be deemed to have forfeited all its rights under this Section 22, and the provisions of this Section 22 shall no longer apply to any proposed sale of any Applicable Business.

(e)                                  If INO-T:

(i)                                     fails to deliver an INO-T Election Notice within [**] days after the Notice Date; or

(ii)                                  notifies AGA that it is declining to purchase the Applicable Business,

then AGA shall be free, for a period of [**] months from the earlier of the date of such decline and the date that is [**] days after the Notice Date, to enter into a definitive purchase agreement with any other Person and to consummate the purchase thereunder.  If such a definitive purchase agreement is not entered into within such [**]-month period, any subsequent proposed sale of an Applicable Business shall again be subject to the right of first offer in favor of INO-T in this Section 22.

(f)                                    The provisions of this Section 22 shall not apply to a transaction in which either:

(i)                                     any other business of AGA or Linde AG or of members of either of their Groups are being sold and any Applicable Business is included, and such Applicable Business constitutes less than [**] percent ([**]%) of the aggregate total revenue of the businesses being sold; or

(ii)                                  any Applicable Business is distributed in a spin-off, spin-out or other similar transaction in which the stockholders of Linde AG receive equity interests in such Applicable Business.

23.                               MISCELLANEOUS

23.1                        INO Business Sale and Purchase Agreement

(a)                                  The Parties acknowledge that it is their intention that, pursuant to Section 7.6(c) of the SPA, each of Linde Gas Inc., Holdco, Ikaria Acquisition Inc., and Ikaria shall, and Linde Gas Inc. (prior to the Effective Date) and Holdco and Ikaria Acquisition Inc. (following the Effective Date) shall cause INO-T to, use its respective reasonable best efforts (at its own expense) to obtain, and to cooperate in obtaining, all required or advisable consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permission from, or action by, and giving all necessary notices to, INO Holdings LLC, Linde Gas LLC (formerly AGA Gas, Inc.) and Inoco, Inc. to transfer to INO-T the:

(i)                                     accrued and future obligations of Linde Gas LLC (formerly AGA Gas, Inc.), AGA and any other members of the Linde Group pursuant to sections 2.3(b)(ii)-(iv) of Exhibit 2.3(b) of the INO Business Sale and Purchase Agreement (provided that any reference in those sections to a member of the Linde Group shall be treated as a reference to the relevant member of the INO-T Group) to the extent that they relate to the business of INO-T outside the Linde Territories (the Assumed Obligations); and

(ii)                                  accrued and future rights of Linde Gas LLC (formerly AGA Gas, Inc.), AGA and any other members of the Linde Group pursuant to the INO Business Sale and Purchase Agreement to the extent that they relate to the Assumed Obligations, which are the only existing or future rights that relate to the business of INO-T outside the Linde Territories (the Transferred Rights).

(b)                                 In the event that the Parties are unable to transfer the Assumed Obligations and Transferred Rights in accordance with Section 23.1(a) and the SPA by the Effective Date, effective on and as of the Effective Date, as between the Parties:

(i)                                     INO-T shall assume, satisfy and perform the Assumed Obligations for the benefit of AGA as if AGA were INO Holdings LLC; and

(ii)                                  AGA shall, and shall cause the Linde Group to:

(A)                              comply with its obligations under sections 2.3(b)(ii)-(iv) of Exhibit 2.3(b) of the INO Business Sale and Purchase Agreement to the extent that they relate to the Assumed Obligations; and

(B)                                at INO-T’s request and expense, enforce the Transferred Rights on behalf of INO-T.

23.2                        Independent Relationship

Nothing in this Agreement contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Participants hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Participant for the act or failure to act of another Participant.  No Participant shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, another Participant, or to bind the another Participant in any respect whatsoever.

23.3                        Amendments and Waivers

Except pursuant to the procedure set out in Schedule 3, this Agreement may not be amended or modified except by an instrument in writing signed on behalf of the Participants.  By an instrument in writing, two Participants may waive compliance by the other Participant with any term or provision of this Agreement that such other Participant was or is obligated to comply with or perform.

23.4                        Assignment

(a)                                  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Participant without the prior written consent of the other Participants hereto except that a Participant may assign this Agreement and the rights and obligations hereunder, to an Affiliate or an acquirer of all or substantially all of the assets of such Participant.  Any attempted assignment in violation of this Section 23.4(a) shall be null and void and of no effect.

(b)                                 In the event that, directly or indirectly, one or more Persons acquire all or substantially all of the assets of the INO-T Group relating to the Products and Covox, INO-T shall, and Holdco shall cause INO-T to, assign this Agreement and the rights and obligations hereunder, to those Persons.

23.5                        Third-Party Beneficiaries

This Agreement is for the sole and exclusive benefit of the Participants and their successors and permitted assigns, and nothing in this Agreement expressed or implied shall give, or be construed to give, to any Person, other than the

Participants and such successors and permitted assigns, any legal or equitable right, remedies or claims under or with respect to this Agreement or any provisions hereof.  Notwithstanding the foregoing, in the event that any member of the Linde Group other than AGA suffers any Loss, such Loss shall, for purposes of this Agreement be automatically deemed a Loss of AGA, as to which AGA shall be entitled to seek any remedy (at law, equity or otherwise) it would otherwise be entitled to seek as if it had suffered such Loss directly.

23.6                        Notices

All notices, consents, waivers, and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand to the Participant to be notified, (b) when sent by facsimile if sent during the normal business hours of the Participant to be notified, if not, then on the next Business Day or (c) when received by the Participant to be notified, if sent by an internationally recognized overnight delivery service, specifying the soonest possible time and date of delivery, in each case to the appropriate addresses and facsimile numbers set out below (or to such other addresses and facsimile numbers as a Participant may designate by notice to the other Participants from time to time).  All such notices and other communications shall be sent:

(i)                                     if to INO-T, to:

INO Therapeutics LLC
6 Route 173
Clinton, New Jersey 08809
Attention:  Dennis Smith, President and Chief Executive Officer
Facsimile: (908) 238-6699

INO Therapeutics LLC
6 Route 173
Clinton, New Jersey 08809
Attention:  Elizabeth Holmberg Larkin, Vice President, Global Finance
Facsimile: (908) 238-6699

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza

New York, NY 10004
Attention:     Aviva Diamant, Esq.

Henry Lebowitz, Esq.

Facsimile: +1 212-859-4000;

(ii)                                  if to AGA to:

AGA AB
SE-181 81 Lidingö
Sweden
Attention:  Lars Källsäter, Head of Linde Gas Therapeutics
Facsimile: +46-8-731-91-55

with a copy (which shall not constitute notice) to each of:

Freshfields Bruckhaus Deringer, LLP
520 Madison Avenue, 34th Floor
New York, NY 10022
United States of America

Attention:  Matthew F. Herman, Esq.
Facsimile: +1 212-277-4001

Freshfields Bruckhaus Deringer
65 Fleet Street
London
EC4Y 1HS
Attention:  Richard G. R. Lister, Esq.
Facsimile: +44 207-832-7001;

and

(iii)                               if to Holdco, to:

Ikaria Holdings, Inc.
c/o New Mountain Capital, LLC
787 Seventh Avenue
New York, NY 10019
Attention:  Alok Singh
Facsimile: +1 212-582-2277

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention:     Aviva Diamant, Esq.

Henry Lebowitz, Esq.

Facsimile: +1 212-859-4000.

23.7                        Counterpart Execution and Facsimile Delivery

This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Participants and delivered to the other Participants.  Any such counterpart may be delivered by a Participant by facsimile, and any Participant who signs this Agreement and transmits such signature to the other Participant by facsimile or e-mail shall be deemed to have duly executed this Agreement.

23.8                        Severability

If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.  The Participants hereto shall meet and mutually agree to amend this Agreement to incorporate new terms which shall, to the greatest extent possible, restore the intent of the Participants in drafting this Agreement.

23.9                        Export Control

This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed upon or related to any of the Participants from time to time by the government of the United States of America.  Furthermore, each Participant agrees that it will not export, directly or indirectly, any technical information acquired from another Participant under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the United States Department of Commerce or other agency of the United States government when required by Applicable Law.

23.10                 Force Majeure

Subject to Section 10.1(d), failure of either Party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such Party to any liability or place them in breach of any term or condition of this Agreement to the other Party if such failure is due to any of the following: acts of God, fire, terrorism, explosion, flood, drought, war, riot, sabotage, embargo, a national health emergency or compliance with any order or regulation of any Governmental Entity acting with color of right (Force Majeure).  The Party affected shall promptly notify the other Party of the condition constituting Force Majeure and shall use its reasonable commercial efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed.

23.11                 Specific Performance

Each Participant acknowledges and agrees that, in addition to any other remedies that may be available to it, INO-T and AGA shall be entitled to enforce the terms of this Agreement by a decree of specific performance (in accordance with Section 18.6(f)), to the extent available under Applicable Law, provided that each Participant hereby waives, and agrees that it will not raise, any defense to such an action for specific performance of the terms of this letter agreement based on any obligation of the other Participants to mitigate damages or based upon another Participant having an adequate remedy at law or a breach of this Agreement not giving rise to irreparable harm.

23.12                 Governing Law

This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the law of the State of New York.

23.13                 Waiver of Jury Trial

Each Participant hereby waives to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement and any transaction contemplated hereby.  Each Participant:

(a)                                  certifies that no representative, agent or attorney of any other Participant has represented, expressly or otherwise, that such other Participant would not, in the event of litigation, seek to enforce the foregoing waiver; and

(b)                                 acknowledges that it and the other Participants have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 23.13.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Participants has duly executed this Agreement as of the date first written above.

INO THERAPEUTICS LLC

By:
/s/ Dennis L. Smith
Name:
Dennis L. Smith
Title:
President & CEO

AGA AB

By:
/s/ Lars Källsäter
Name:
Lars Källsäter
Title:
Vice President

IKARIA HOLDINGS, INC.

By:
/s/ Alok Singh
Name:
Alok Singh
Title:
President

SCHEDULE 1

PRODUCTS

Products means the following products which are defined as follows:

(a)                                  Bulk NO Gas means cylinders of concentrated NO inhalation gas;

(b)                                 INOcal Gas means cylinders of NO gas for use in calibration;

(c)                                  INOmax means a finished drug product for inhalation which comprises NO diluted with nitrogen that is, at the date of this Agreement, distributed under the “INOmax” brand;

(d)                                 INOmeter means a device that records the amount of time that a NO cylinder valve is in the open position;

(e)                                  INOvent means an apparatus designed for administration of INOmax to patients; and

(f)                                    INOvent Accessory means any accessory, service parts and/or repair parts for INOvent.

SCHEDULE 2

JOINT COMMITTEE FUNCTIONS

1.                                      THIS AGREEMENT

1.1           Monitor the performance of this Agreement by both Parties.

[**].

SCHEDULE 3

CHANGE CONTROL PROCEDURE

1.                                      PRINCIPLES

1.1           Except as provided in this Schedule 3, or as otherwise expressly stated in this Agreement, any change to this Agreement (Change) shall be dealt with in accordance with the procedure set out in paragraph 2 of this Schedule 3.

1.2           Until a Change is made in accordance with this Schedule 3, the Participants shall, unless otherwise agreed in writing, continue to perform this Agreement in compliance with its terms prior to that Change.

1.3           Any discussions which may take place among the Participants in connection with a request for a Change shall be without prejudice to the rights of any Participant.

2.                                      PROCEDURE

2.1           If a Participant wishes to make a Change, it shall give written notice to the other Participants of that proposed Change, setting out the following particulars of the proposed Change:

(a)                                  the originator and date of the request;

(b)           the reason for it;

(c)           full details, including any specifications;

(d)           the payment and price implications, if any;

(e)           a timetable for implementation;

(f)            details of the likely impact, if any, of the Change on other aspects of this Agreement including:

(i)                                     the timetable for the provision of the Change;

(ii)                                  the personnel to be provided;

(iii)                               the documentation to be provided;

(iv)                              the training to be provided;

(v)                                 working arrangements; and

(vi)                              other contractual amendments; and

(g)                                 provision for signature by the Participants (Change Control Note).

2.2           The Participants shall call cause the Joint Committee to meet to discuss the proposed Change in good faith within [**] days of notification of the Change Control Note to the Participants pursuant to paragraph 2.1.

2.3           In relation to a Change proposed by a Participant, the other Participants shall be entitled to ask for, and the proposing Participant shall provide, reasonable clarification.

2.4           The Participants may agree, though the Joint Committee or otherwise, to revise the Change Control Note.

2.5           The Participants shall be entitled to agree to, or reject, a Change Control Note in their absolute discretion.  In the event that all the Participants wish to implement a proposed Change, they shall all sign the relevant Change Control Note, which shall constitute an amendment to this Agreement.

3.                                      COSTS

Each Participant shall be responsible for any costs that it incurs in connection with the preparation, and evaluation, of a Change Control Note.